Exhibit 10.2

MODIFICATION AND ASSIGNMENT AGREEMENT

This Modification and Assignment Agreement (“Agreement”) dated as of February 13, 2006 is entered into by and among Force Protection, Inc., a Nevada corporation (the “Company”) and the subscribers identified on Schedule A attached hereto (each a “Subscriber” and collectively “Subscribers”).

WHEREAS, the Company and the Subscribers are parties to Subscription Agreements dated as of November 18, 2005 (“Subscription Agreement”) relating to promissory notes (“Notes”) in the amounts set forth on Schedule A attached hereto;

WHEREAS, contemporaneously with the effectiveness of this Agreement, Fort Ashford Funds, LLC, has become a Subscriber pursuant to an Assignment agreement of even date herewith; and

WHEREAS, the Company has requested that the Maturity Dates of the Notes be extended to April 20, 2006.

NOW THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement, the Company and the Subscribers hereby agree as follows:

1.                                       All the capitalized terms employed herein shall have the meanings attributed to them in the Subscription Agreement and the documents and agreements delivered therewith.

2.                                       For the benefit of the Subscribers hereto, the Company hereby renews all of the representations, warranties, covenants undertakings and indemnifications contained in the Transaction Documents, as if such representations were made by the Company as of this date.

3.                                       The Maturity Date in connection with $6,250,000 of the aggregate Principal amount of the Notes as set forth on Schedule A hereto (“Extended Amount”) is extended until April 20, 2006 (“Extension”) on the terms and conditions described in this Agreement.

4.                                       The First Extension will be effective if all of the following conditions are satisfied:

(a)                                  Upon the execution of this Agreement, the Company pays to each Subscriber, a non-refundable payment equal to four percent (4%) of each Subscriber’s Extended Amount representing the interest due for the period of the Extension.

(b)                                 Upon the execution of this Agreement, the Company pays to Longview Fund L.P. the sum of $75,833 representing such Subscriber’s portion of the Restructuring Fee.

(c)                                  Upon the execution of this Agreement, the Company pays to Longview Equity Fund L.P. the sum of $11,677 representing such Subscriber’s portion of the Restructuring Fee

(d)                                 Upon the execution of this Agreement, the Company pays to Fort Ashford Funds LLC the sum of $50,000 representing a portion of the Restructuring Fee.

(e)                                  The Company pays to Longview Fund, L.P., and Longview Equity Fund, L.P. on February 18, 2006, the balance of the Principal amount of their Notes that is not being extended described on Schedule A hereto as “Payoff Amount”.

(f)                                    An Event of Default does not occur.

5.                                       Timely performance by the Company is of the essence hereunder.

6.                                       All other terms and conditions of the Transaction Documents, including any damages or interest which have or may accrue shall remain in full force and effect and payable.

7.                                       Each of the undersigned states that he has read the foregoing Agreement and understands and agrees to it.

8.                                       This Agreement may be executed and delivered by telecopier.

FORCE PROTECTION, INC.
the “Company”

	By:	/s/ Gordon McGilton
Gordon McGilton
Chief Executive Officer

/s/ S. Michael Rudolph	/s/ Wayne H. Coleson
LONGVIEW FUND, L.P.	LONGVIEW EQUITY FUND, L.P

S. Michael Rudolph	Wayne H. Coleson
Investment Advisor	Investment Advisor

/s/ Frank Kavanaugh
FORT ASHFORD FUNDS, LLC

Frank Kavanaugh
Principal